December 23, 2008

John Brinckerhoff

Re: Transition Employment Agreement

Dear John,

This letter (our “Agreement”) will confirm our understanding with respect to your termination as an employee of Deerfield Capital Management LLC (the “Company”) as a result of a reduction in force. You acknowledge that this Agreement is intended only to resolve matters relating to your employment with the Company and is not an admission of fault or liability on the part of you or the Company. Subject to your continuing to comply with the terms of this Agreement, you and the Company agree as follows:

1. As part of the Company’s reduction in force, you are scheduled to be terminated effective December 31, 2008. The Company is offering you a choice in terms of severance arrangements as follows (please initial the option you choose):

     X     Option 1: The Company is offering you the opportunity, in consideration of your entering into this Agreement, to remain a Company employee from the date hereof until April 18, 2009 or your earlier resignation (the “Transition Period”), at your current salary and benefits and subject to the terms of this Agreement; or

If you do not wish to remain a Company employee after December 31, 2008, in consideration of your entering into this Agreement, you may choose either of the following:

     Option 2: Although you will no longer be an employee, you may choose to receive periodic payments through April 1, 2009 equivalent in amount and payment date to the salary you would have received through that date if you had remained a Company employee through that date; or

     Option 3: Receive a lump sum payment of $319,124.00. If you choose this option, all salary payments will cease as of December 31, 2008. The lump sum payment will be made to you promptly after the Effective Date, as defined in Paragraph 17 below, in accordance with the Company’s normal payroll policies.

You have until December 31, 2008 to notify the Company of your intention to select one of the above options. If you choose either Option 2 or Option 3, you would have no further employment duties, access to the Company’s offices, or rights after your termination date.

2. Regardless of which of the above options you choose, you will also receive a separate lump sum payment, representing your discretionary bonus for the 2008 calendar year, of $250,000.00, in accordance with the Company’s standard bonus payment policy, which in any event will be no later than March 31, 2009. You acknowledge that you are not otherwise entitled to the benefits that are described in this paragraph and in Paragraph 1.

3. You agree that, in addition to complying with the terms of this Agreement, effective upon the end of your Transition Period (if you choose Option 1 above), you will execute a release in the form attached hereto as Exhibit A, which will release the Company from any claims that may have arisen during the Transition Period (the “Second Release”). In consideration of this Second Release, the Company will pay you an additional one week of salary at the rate of your current annual salary, upon the expiration of the 7-day revocation period contained in the Second Release in accordance with the Company’s normal payroll policies. You acknowledge that you are not otherwise entitled to the benefits that are described in this paragraph. Notwithstanding anything contained in this agreement, the Company retains the right to terminate you for cause during the Transition Period and concurrently rescind its obligation to pay you the amounts set forth in Paragraph 1 and Paragraph 2.

4. During the Transition Period (if you choose Option 1 above), you may make reasonable use of the Company’s facilities for the purpose of seeking new employment and may, upon prior notice to your supervisor, be absent from the Company’s premises for reasonable periods of time for the purpose of seeking new employment.

5. Upon your execution of this Agreement or the Second Release, as applicable, the Company agrees that it will not contest any claim for unemployment insurance benefits you may file with the Illinois Department of Employment Security.

6. You, on behalf of your heirs, executors, administrators, assigns, successors and legal representatives, release and forever discharge the Company, its affiliates, parent or subsidiary entities or corporations, and its and their officers, directors, shareholders, employees, agents, representatives, insurers, successors and assigns (“Company Affiliates”), from any and all claims, liabilities, demands, sums of money, agreements, promises, damages, sums of money, costs or expenses, attorneys fees, causes of action and liabilities of any kind or character whatsoever, including all known and unknown claims, arising on or before the Effective Date (as hereafter defined) which you now have or may hereafter have against the Company or any Company Affiliate (other than the obligations described in this Agreement). You agree that the severance payments described in Paragraphs 1 and 2 hereof, and the Company’s promises in Paragraphs 4 and 5 hereof, represent full and complete consideration for the release you are providing and for any other promises you are making in this Agreement. Nothing in this Agreement shall constitute a release of any of your rights to any vested benefits or rights to indemnification under the Company’s insurance policies, bylaws or other applicable agreements.

7. Your release includes any claims or causes of action you might have under any local, federal or state law, including the Illinois Human Rights Act, the Federal Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Civil Rights Act of April 9, 1866; the Federal Occupation Safety and Health Act; and the Chicago Human Rights Ordinance.

8. (a) You represent that you have not filed any complaints or charges or lawsuits against the Company or Company Affiliates in any court or before any government agency except for a claim for unemployment insurance benefits. You further represent that you have advised the Company of any potential claims you may have regarding your employment with the Company as of the date you sign this Agreement.

(b) The Company represents that it has not filed any complaints or charges or lawsuits against you in any court or before any governmental agency. The Company further represents that it has advised you that it is not aware of any potential claims it may have regarding your employment with the Company as of the date you sign this Agreement.

9. You agree that you will not make any disparaging or untrue statements concerning the Company or Company Affiliates.

10. The Company agrees that in response to appropriate inquiries, in accordance with its standard policy, it will provide a neutral reference concerning your employment with the Company.

11. Other than to carry out its terms, the Agreement shall not be used or offered by any person for any purpose, including as an admission of liability or wrongdoing or the validity or invalidity of any claims which were or could have been asserted by either you or the Company.

12. This Agreement embodies the sole and entire Agreement between you and the Company concerning the resolution of all matters concerning your employment with the Company, and supersedes any and all prior agreements, arrangements and understandings you or the Company may have regarding your employment or compensation, except for your obligations under your Confidentiality Agreement with the Company and your employment agreement with the Company dated June 26, 2004; each of which shall remain in full force and effect after your employment with the Company terminates.

13. The provisions of this Agreement may be modified only by the written agreement of you and the Company.

14. In executing this Agreement, you represent that you are not relying on any inducements, promises or representations of the Company or Company Affiliates other than expressly set forth in this Agreement.

15. If any provision of this Agreement shall be deemed invalid under applicable law, such provision shall be deemed omitted, but the remaining provisions of this Agreement shall remain in full force and effect.

16. You agree and acknowledge that this Agreement will be disclosed publicly in a Form 8-K to be filed by the Company with the Securities and Exchange Commission.

17. All disputes arising in connection with this Agreement or any rights arising pursuant to this Agreement shall be resolved by binding arbitration in accordance with the applicable rules of the American Arbitration Association. The arbitration shall be held in Cook County, Illinois before a single arbitrator selected in accordance with Section 11 of the American Arbitration Association Commercial Arbitration Rules who shall have (i) substantial business experience in the investment advisory industry, and shall otherwise be conducted in accordance with the American Arbitration Association Commercial Arbitration Rules and (ii) the right to award to any party any right or remedy that is available under applicable law. The award of the arbitrator shall be final and binding and may be entered and enforced in any court of competent jurisdiction.

18. This Agreement is binding upon the Company and its successors and assigns.

19. If this Agreement correctly reflects the understanding reached between you and the Company, please sign and return the two enclosed copies of this Agreement. You should consult with an attorney before you sign this Agreement, and you have forty-five (45) calendar days in which to consider whether to sign. You may waive this 45 day consideration period. After you sign this Agreement, you have seven (7) calendar days during which you may revoke this Agreement, and this Agreement will not become effective until this seven day period has expired (the “Effective Date”).

20. We have attached to this Agreement a schedule containing the job titles and ages of all employees affected by this reduction in force, and the ages of all individuals with the same job classification not affected by this reduction in force.

The Company anticipates your cooperation during your Transition Period, and wishes you good luck in your future endeavors thereafter.

DEERFIELD CAPITAL MANAGEMENT LLC

By:	/s/ Luke Knecht

Its:	Luke Knecht Chief Operating Officer

PLEASE READ CAREFULLY BEFORE SIGNING. THIS AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS YOU MAY HAVE AGAINST THE COMPANY.

Approved and Accepted this 23rd
day of December 2008.

/s/ John Brinckerhoff
John Brinckerhoff

EXHIBIT A

SECOND RELEASE

In consideration of the payments specified in Option 1 of Paragraph 1 of my Transition Employment Agreement of December 31 with the Company (the “Agreement”), upon the Effective Date as defined below, I, on behalf of myself and my heirs, executors, administrators, assigns, successors and legal representatives, release and forever discharge the Company, its affiliates, parent or subsidiary entities or corporations, and its and their officers, directors, shareholders, employees, agents, representatives, insurers, successors and assigns (“Company Affiliates”), from any and all claims, liabilities, demands, sums of money, agreements, promises, damages, sums of money, costs or expenses, attorneys fees, causes of action and liabilities of any kind or character whatsoever, including all known and unknown claims, arising after the date of the Agreement and before the Effective Date (as hereafter defined), which I now have or may hereafter have against the Company or any Company Affiliate (other than the obligations described in the Agreement).

My release includes any claims or causes of action I might have under any local, federal or state law, including the Illinois Human Rights Act; the Federal Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Civil Rights Act of April 9, 1866; the Federal Occupation Safety and Health Act; and the Chicago Human Rights Ordinance.

I understand that I may revoke this Second Release by sending written notice to the Company, Attention: General Counsel, within seven days of the date I sign the Agreement. This Second Release will not become effective until this seven day period has expired (the “Effective Date”).

Approved and Accepted this
day of      , 2008.

John Brinckerhoff